                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                              TB Wood's Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

            --------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

    5) Total fee paid:

       -------------------------------------------------------------------------


[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       -------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

    3) Filing Party:

       -------------------------------------------------------------------------

    4) Date Filed:

       -------------------------------------------------------------------------

                               [GRAPHIC OMITTED]
                                    TB Woods

                         NOTICE OF ANNUAL MEETING OF THE
                                 STOCKHOLDERS OF
                              TB WOOD'S CORPORATION


TO THE STOCKHOLDERS OF
TB WOOD'S CORPORATION:


         The Annual Meeting of Stockholders of TB Wood's Corporation (the "Company") will be held at the Hilton New York & Towers, 1335 Avenue of the Americas, New York City, New York on April 27, 1999, commencing at 10:00 a.m., at which meeting only holders of the Company's Common Stock of record at the close of business on March 26, 1999 will be entitled to vote, for the following purpose:

                  1. To elect one director of the first class.


         You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please execute the enclosed proxy and mail it promptly. Should you attend the meeting, you may revoke your proxy and vote in person. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.


                                           TB WOOD'S CORPORATION




                                           By:
                                               Emma K. Gross
                                               Corporate Secretary

Chambersburg, Pennsylvania

April 1, 1999

                              TB WOOD'S CORPORATION
                 440 North Fifth Avenue, Chambersburg, PA 17201


                                 PROXY STATEMENT


          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 1999

         This proxy statement is furnished to the stockholders of TB Wood's Corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Tuesday, April 27, 1999 at 10:00 a.m. at the Hilton New York & Towers, 1335 Avenue of the Americas, New York City, New York and any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors (the "Board") does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about April 1, 1999.

         Whether or not you expect to be personally present at the Annual Meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company. All shares of TB Wood's Corporation common stock, par value $.01 per share (the "Common Stock") represented by duly executed proxies in the accompanying form will be voted as directed unless proxies are properly revoked prior to the voting thereof. If the proxy is signed and returned without any direction given, shares will be voted FOR the election of the nominee of the Board.

         The close of business on March 26, 1999, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were outstanding and entitled to be voted at the Annual Meeting 5,887,698 shares of Common Stock. The holders of the Common Stock will be entitled to one vote for each share of Common Stock held of record on the Record Date.

         A copy of the Company's Annual Report to Stockholders for the fiscal year ended January 1, 1999, accompanies this proxy statement.

         The solicitation of this proxy is made by the Board. The solicitation will be by mail and the expense thereof will be paid by the Company. Solicitation of proxies may be made by telephone, telefax, or telegram by directors, officers or other employees or agents of the Company.


         ELECTION OF DIRECTOR

         At the Annual Meeting, one director of the Company is to be elected for a term ending at the 2002 Annual Meeting of Stockholders, or until his successor has been elected and has been qualified. Certain information with respect to the nominee for election as director and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should the nominee be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board may recommend.

         Information Regarding the Nominee for Director to be Elected in 1999 for a Term Ending in 2002.

         First Class
         -----------

         Thomas C. Foley - Chairman of the Board and Director of the Company, Age 47, present term expires 1999, Director and Chairman of the Company since its formation in 1995; served as Chairman of the Board of Directors of TB Wood's Incorporated since December 1986. Mr. Foley is also a director of The NTC Group, Inc., a private investment firm, and Stevens Aviation, Inc. Mr. Foley holds an AB from Harvard College and an MBA from Harvard Business School. Mr. Foley was previously a director, officer, and principal shareholder of The Bibb Company which on July 3, 1996 filed a voluntary petition under Federal Bankruptcy laws as part of a "prepackaged" restructuring. The Bibb Company's plan of reorganization was confirmed and became effective during September 1996.

         Information Regarding the Directors Who Are Not Nominees for Election and Whose Terms Continue Beyond 1999.

         Second Class
         ------------

         Michael L. Hurt - President and Director of the Company, Age 53, present term expires 2000; Director and President of the Company since its formation in 1995; President and a Director of TB Wood's Incorporated since January 1991. Before joining the Company, Mr. Hurt spent 23 years at The Torrington Company, a subsidiary of Ingersoll-Rand Corp. Mr. Hurt is a Registered Professional Engineer and holds an MBA from Clemson-Furman University and a BSME from Clemson University.

         Robert J. Dole - Director of the Company, Age 75, present term expires 2000, Director since 1997. Mr. Dole is currently special counsel at Verner, Liipfert, Bernard, McPherson and Hand. He was formerly Majority Leader of the United States Senate. Mr. Dole is also a director of Community Health Systems and Tiger Management. Mr. Dole serves on the Forstmann Little Advisory Board and the Ryan White Foundation Advisory Board. Mr. Dole holds a BA and an LLB from Washburn University.

         Third Class
         -----------

         Jean-Pierre L. Conte - Director of the Company, Age 35, present term expires 2001, Director of the Company since its formation in 1995. Mr. Conte is currently a Managing Director of Genstar Capital LLC. Prior to Genstar, Mr. Conte was a principal of The NTC Group, Inc. Mr. Conte is also a Director of Andros Incorporated, NEN Life Science Products, Inc., Skyway Freight Systems, Inc., and serves as the Chairman of Panolam Industries. Mr. Conte holds a BA degree from Colgate University and an MBA from Harvard Business School.

         Craig R. Stapleton - Director of the Company, Age 53, present term expires 2001, Director of the Company since 1996. Mr. Stapleton is President of Marsh & McLennan, Real Estate Advisors, Inc. Mr. Stapleton is also a director of Allegheny Properties, Inc., Cendant Corporation, Cornerstone Properties, Inc., and Vacu-Dry Company. Mr. Stapleton holds an AB from Harvard College and an MBA from Harvard Business School.


BOARD OF DIRECTORS AND COMMITTEES

         The Board currently consists of five members and is classified into three classes. One class of directors is elected each year and the members of such class hold office for a three-year term or until their successors are duly elected and qualified. There were four meetings of the Board during 1998.

         The Company had no standing nominating committee during 1998. The Audit Committee reports to the Board and provides assistance to the Board in discharging its responsibilities in connection with the financial accounting practices of the Company and the internal controls related thereto and represents the Board in connection with the services rendered by the Company's independent accountants. Messrs. Conte and Stapleton serve on the Audit Committee. The Compensation Committee reports to the Board and is responsible for the review of executive compensation. Messrs. Conte and Stapleton serve on the Compensation Committee. The Audit Committee held one meeting in 1998. The Compensation Committee had one meeting in 1998. Each director of the Company attended at least 75% of the aggregate meetings held by the Board and by the Committees on which he served during the periods that he served.

         Director Nomination Procedures

         Nominations for election of directors of the Company may be made by the Board or by any stockholder entitled to vote in the election of directors. The Company's Bylaws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company no later than 60 days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Securities and Exchange Commission or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Company's Bylaws further require that the notice by the stockholder set forth certain information concerning such stockholder and such stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

         Compensation of Directors

         The Company paid an aggregate of $75,500 of directors' fees in fiscal year 1998 for directors who were not employees or officers of the Company. Directors who are employees of the Company do not receive additional compensation for serving on the Board or Committees. Each outside Director receives an annual fee of $30,000, a meeting attendance fee of $1,000 and reimbursement of applicable travel and other expenses.


MANAGEMENT

         Executive officers are appointed by, and serve at, the discretion of the Board. There are no family relationships among any of the directors or executive officers of the Company. The current executive officers of the Company, each of whom is elected for a term of one year or until his successor is duly elected and qualified, are:


            Name                    Age                 Title
            ----                    ---                 -----
Thomas C. Foley                     47     Chairman of the Board

Michael L. Hurt                     53     President and Director

Carl R. Christenson                 39     Vice President/General Manager - Mechanical Business

Jeffrey A. Petry                    49     Vice President/General Manager - Electronics Business

David R. Bishop                     31     Treasurer

Cedric A. Cleminson                 63     President of Plant Engineering Consultants, Inc.

Harold L. Coder, III                47     Vice President, Sales

David H. Halleen                    59     Vice President, Finance

Michael H. Iversen                  55     President of T. B. Wood's Canada Ltd.

William R. Juergens                 49     Vice President of Quality/General Manager, Foundry Operations




Willard C. Macfarland,Jr.           43     Vice President, International

Stanley L. Mann                     48     Vice President, Advanced Technology - Electronics

Durand M. Miller                    47     Vice President, Marketing - Electronics

James E. Williams                   52     Vice President, Electronics Operations and Logistics


         Mr. Christenson has been Vice President/General Manager - Mechanical Business of the Company since its formation, and of TB Wood's since October 1994. Mr. Christenson joined TB Wood's in June 1991 as Director of Mechanical Engineering and in 1992 assumed the additional responsibility of Vice President of Engineering - Mechanical Products of TB Wood's. Mr. Christenson holds an MBA from Rensselaer Polytechnic Institute, and an MSME and BSME from The University of Massachusetts.

         Mr. Petry has served as Vice President/General Manager - Electronics Business of the Company and TB Wood's since August 1998. From 1990 to 1998 he was a Vice President at Torrington, a subsidiary of Ingersoll-Rand Corp., first as a Vice President/General Manager of Torrington Precision Components Div. and then Vice President of Technology, responsible for both information systems and new product development. Mr. Petry holds a BSME degree from Worcester Polytechnic Institute and has studied at the graduate schools of the University of Michigan, Dartmouth College and Northwestern University Kellogg School of Management.

         Mr. Bishop has been Treasurer of the Company and TB Wood's since January 1999. Mr. Bishop's previous assignments include Manager of Treasury/Credit from 1996 to 1997, and Director of Finance/Systems from 1998 to 1999. Mr. Bishop joined TB Wood's in July 1995 as Credit/Collection Manager and served in that position until 1996. Prior to his employment at TB Wood's, from 1993 to 1995, Mr. Bishop was an Officer of Unitas National Bank, a wholly owned subsidiary of First Commonwealth Financial Corporation. Mr. Bishop holds an MBA degree from Mount Saint Mary's College and a BA Degree in Economics from the University of Richmond.

         Mr. Cleminson has been President of Plant Engineering Consultants, Inc. ("PEC"), a wholly-owned subsidiary of the Company, since January 1995. Mr. Cleminson joined TB Wood's as Vice President Marketing - Electronics Products in May 1994. Previously, he was Vice President of Marketing and Strategic Planning of the Industrial Electronic Controls Division Emerson/Control Techniques, Inc. from 1991 to May 1994. Mr. Cleminson holds an Advanced Business Degree from Bowling Green University, and an EE from Faraday House Electrical College of London, United Kingdom.

         Mr. Coder has been Vice President, Sales of the Company since its formation, and of TB Wood's since October 1991. Mr. Coder holds a BS degree from Shippensburg University.

         Mr. Halleen has been Vice President, Finance, of the Company from October 1998 to present. He also served as Vice President, Finance of the Company from its formation until July 1997. He served as Vice President, Finance of TB Wood's from June 1992 to July 1997 and from October 1998 to present. Mr. Halleen served as Treasurer of the Company from its formation until January 1999, and of TB Wood's from June 1992 to January 1999. Mr. Halleen is a Certified Management Accountant and holds a BSBA from Niagara University.

         Mr. Iversen has been President of T. B. Wood's Canada Ltd., a subsidiary of the Company, ("TBWC") since April 1998. Mr. Iversen served as Executive Vice President, Marketing of the Company from its formulation until March 1998, and of TB Wood's from January 1992 to March 1998, and was responsible for sales and marketing. Mr. Iversen holds a BIE from Georgia Institute of Technology.

         Mr. Juergens has served as Vice President of Quality/General Manager - Foundry Operations of the Company and of TB Wood's since September 1998. His previous assignment was Vice President of Quality/Human Resources of the Company from its formation until 1998 and Vice President of Quality/Human Resources of TB Wood's from 1994 to 1998. Mr. Juergens holds an MBA from Frostburg State University, and MS and BSIE degrees from Western Michigan University.

         Mr. Macfarland has been Vice President, International of the Company since its formation and of TB Wood's since August 1994. He also serves as Managing Director of TB Wood's (Deutschland) GmbH since June 1998, Berges electronic GmbH since since August 1998, and President of the Board of Directors of Berges electronic s.r.l., Naturno, Italy (formerly Berges Holding Italiana S.R.L.) since December 1997. Mr. Macfarland's previous assignment was President of T. B. Wood's Canada Ltd. from August 1994 to March 1998. From 1989 to August 1994, Mr. Macfarland was Director - Marketing and Sales of Roller Bearing Company of America. Mr. Macfarland holds an MBA from Case Western Reserve University and a BSME degree from Worcester Polytechnic Institute.

         Mr. Mann has been Vice President, Advanced Technology - Electronics of the Company and of TB Wood's since April 1997. He joined TB Wood's in May 1984 as Chief Electronics Engineer and became Director of Advanced Technology, Electronics in July 1996. He holds a BSEE from the University of Illinois.

         Mr. Miller has been Vice President, Marketing - Electronics of the Company and of TB Wood's since April 1998. Previously he was Vice President Marketing - Electronic Products of the Company and of TB Wood's from 1997 to 1998. Mr. Miller joined TB Wood's in January 1996 as Marketing Manager - Electronic Products. From 1991 to 1996 Mr. Miller held various management positions, including Product Manager, Product Planning Manager, and Program Manager for Group Schnieder/Square D and Reliance Electric. Mr. Miller holds a BSEE from the University of Maryland.

         Mr. Williams has been Vice President, Electronic Operations and Logistics of the Company and of TB Wood's since April 1998. Mr. Williams served as Vice President, Marketing - Mechanical Products of the Company from its formation, and TB Wood's from 1994 to 1998. Mr. Williams joined TB Wood's in September 1993 as Program Manager and assumed responsibility for installation of the new Management Information System. Mr. Williams holds a BS degree from Indiana University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to beneficial ownership of the Common Stock as of February 1, 1999 by (i) each of the Company's directors and certain of its executive officers, (ii) each person who is known by the Company to own beneficially more than 5% of the Common Stock and
(iii) all of the Company's directors and executive officers as a group. Except as noted below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except for shares deemed to be beneficially owned by them. Except as noted below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Except as otherwise listed below, the address of each person is c/o the Company, 440 North Fifth Avenue, Chambersburg, Pennsylvania 17201.

         Security Ownership of Certain Beneficial Owners and Management


                                                                      Number of
                                                                    Common Stock       Percent
                  Name                                               Shares (1)        of Class (2)
                  ----                                               ----------        ------------
Wellington Management Company, LLP                                   526,000(3)           8.9%
     75 State Street
     Boston, MA  02109

FMR Corp., Edward C. Johnson III
and Abigail P. Johnson                                               618,900(4)          10.5%
     c/o 82 Devonshire Street
     Boston, MA  02109

Fleet Financial Group, Inc.                                          307,000(5)           5.2%
     One Federal Street
     Boston, MA  02110

Thomas C. Foley                                                    2,771,328(6)          47.1%
Chairman of the Board and Director

Michael L. Hurt                                                      116,745              2.0%
President and Director

Jean-Pierre L.Conte                                                   79,922              1.4%
Director

Robert J. Dole                                                         4,000               *
Director

Craig R. Stapleton                                                    66,500              1.1%
Director

                                       7


Michael H. Iversen                                                    32,461               *
President T. B. Wood's Canada Ltd.

Carl R. Christenson                                                   13,635               *
Vice President/General Manager  - Mechanical Business

Willard C. Macfarland, jr.                                             5,668               *
Vice President, International

Harold L. Coder, III                                                  11,342               *
Vice President, Sales

All executive officers and directors as a group (18 persons)       3,145,548             53.4%

---------------

(1) Includes options exercisable within sixty days of February 1, 1999 for the following number of shares:

            Thomas C. Foley                                        12,500
            Michael L. Hurt                                        25,000
            Michael H. Iversen                                     13,125
            Carl R. Christenson                                     8,586
            Jean-Pierre L. Conte                                   76,922
            Harold L. Coder, III                                    9,900
            All executive officers and directors as a group       189,561

(2) * Indicates less than one percent of class.

(3) Information concerning the shares beneficially owned by Wellington Management Company, LLP ("Wellington") was obtained from a Schedule 13G filed as of February 8, 1999. The filing indicates that in its capacity as investment adviser, Wellington may be deemed to beneficially own 526,000 shares of the Common Stock. Wellington reports that it has no sole voting power with respect to any shares of the Common Stock, shared voting power with respect to 336,000 shares of the Common Stock and shared dispositive power with respect to 526,000 shares of the Common Stock.

(4) Information concerning the shares beneficially owned by FMR Corp., Edward C. Johnson III and Abigail P. Johnson was obtained from a Schedule 13G filed as of February 1, 1999. The filing indicates that in its capacity as investment adviser, Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 618,900 shares of the Company's Common Stock as a result of acting as investment advisor to various investment companies. Edward C. Johnson III, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 618,900 shares of Common Stock owned by the funds. Neither Edward D. Johnson, III nor FMR Corporation has the sole power to vote or direct the voting of the Company's Common Stock owned directly by the funds. Edward C. Johnson III owns approximately 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson III is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(5) Information concerning the shares beneficially owned by Fleet Financial Group, Inc. ("Fleet") was obtained from a Schedule 13G filed as of February 16, 1999. The filing indicates that in its capacity as a parent holding company, Fleet may be deemed to have sole power to vote or to direct the vote of 210,400 shares and sole power to dispose or to direct the disposition of 307,000 shares of common stock. Fleet reports that it has no shared power to vote or direct the vote nor shared power to dispose or to direct the disposition of the Common Stock.

(6) Includes 72,922 shares of Common Stock over which Mr. Foley has granted stock options to Mr. Conte and 6,000 shares of Common Stock over which Mr. Foley has granted stock options to a former employee of NTC. Also includes 90,000 shares of Common Stock donated by Mr. Foley to the Foley Family Foundation, a charitable trust he controls.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered during the fiscal year ended January 1, 1999 by the Company's Chairman, President and each of the Company's next four most highly paid executive officers (the "Named Officers") whose salary and bonus exceeded $100,000 for fiscal year 1998.

         Summary Compensation Table


                                                                                     Long Term
                                                                                    Compensation
                                                                                       Awards
                                                                                     Securities
                                       Fiscal                                        Underlying           All Other
Name and Principal Position             Year        Salary          Bonus           Options (1)         Compensation
---------------------------             ----        ------          -----          -----------         ------------
Thomas C. Foley                         1998         $288,750      $165,000            18,750             $29,304(2)
Chairman                                1997          272,917       300,000            18,750               1,218(2)
                                        1996          229,167       250,000                 0                 655(2)

Michael L. Hurt                         1998          263,750       165,000            37,500              68,341(3)
President                               1997          248,333       300,000            37,500              29,212(3)
                                        1996          228,750       305,000                 0              28,736(3)

Michael H. Iversen                      1998          123,951        20,000             6,000              43,985(4)
President - T. B. Wood's                1997          126,000        55,000             7,500              13,360(4)
Canada, Ltd.                            1996          120,000        40,000                 0              12,814(4)

Carl R. Christenson                     1998          115,833        40,000             7,500              20,341(5)
Vice President/General Mgr.             1997          108,000        80,000             7,500              12,420(5)
 - Mechanical Business                  1996           96,750        75,000                 0              10,073(5)

Willard C. Macfarland, Jr.              1998          107,000        25,000             6,000              45,733(6)(7)
Vice President, International           1997          104,708        50,000             6,000              60,659(6)(7)
                                        1996          102,198        50,000                 0              29,570(6)(7)

Harold L. Coder, III                    1998          100,000        30,000             6,000              19,839(8)
Vice President, Sales                   1997           96,000        55,000             4,950               9,314(8)
                                        1996           92,883        40,000                 0               9,305(8)


(1) No Stock Appreciation Rights or restricted stock awards were granted.

(2) Includes $655 in 1996 and $1,218 in each of 1997 and 1998 in life insurance premium payments by the Company; and $28,086 in 1998 pursuant to the TB Wood's Corporation Supplemental Executive Retirement Plan ("SERP").

(3) Includes $2,016 in each of 1996, 1997 and 1998 in life insurance premium payments by the Company; $4,500 in 1996, and $4,800 in each of 1997 and 1998 in Company matching contributions to the Company's 401(k) plan; $20,000 each year in split dollar life insurance premium payments by the Company; and $39,003 in 1998 pursuant to the SERP.

(4) Includes $1,094 in 1996 and $1,164 in each of 1997 and 1998 in life insurance premium payments by the Company; $4,500 in 1996, $4,800 in 1997, and $3,980 in 1998 in Company matching contributions to the Company's 401(k) plan; $5,000 each year in split dollar life insurance premium payments by the Company; $3,980 in auto allowance and $6,567 in housing allowance in 1998, and $20,759 in 1998 pursuant to the SERP.

(5) Includes $203 in 1996 and $224 in each of 1997 and 1998 in life insurance premium payments by the Company; $4,500 in 1996 and $4,800 in each of 1997 and 1998 in Company matching contributions to the Company's 401(k) plan; $5,000 each year in split dollar life insurance premium payments by the Company; and $7,795 in 1998 pursuant to the SERP.

(6) Includes $160 in 1996 and $335 in 1997 and 1998 in life insurance premium payments by the Company; $3,695 in 1996 and $4,800in each of 1997 and 1998 in Company matching contributions to the Company's 401(k) plan; $2,722 in housing allowance, $14,380 in moving allowance, $4,113 in auto allowance, and $4,500 in tax preparation in 1996; $31,819 moving allowance, $1,955 in auto allowance and $500 for tax preparation in 1997; and $20,431 moving allowance, $18,212 interest on loan, and $1,955 in auto allowance in 1998.

(7) The Company provided a $250,000 interest free secured loan to Mr. Macfarland on May 31, 1996 to assist in his relocation to Chambersburg, PA. Mr. Macfarland derived an estimated benefit in the amount of $10,208 in 1996, based on a market interest of 7%; $21,250 in 1997 based on a market interest of 8-1/2%; and $18,212 in 1998 based on a market interest of 7.75% as a result of such interest free loan. A partial payment of this loan was made in the first quarter of 1998 and the balance was paid in full in January 1999.

(8) Includes $466 in 1996 and $494 in each of 1997 and 1998 in life insurance premium payments by the Company; $4,339 in 1996, $4,320 in 1997, and $4,230 in 1998 in Company matching contributions to the Company's 401(k) plan; $4,500 each year in split dollar life insurance premium payments by the Company; and $10,615 in 1998 pursuant to the SERP.


Option Grants in Fiscal 1998

         The following table sets forth information concerning grants of stock options during 1998 to each of the Named Officers and the potential realizable value of such options at assumed annual rates of stock price appreciation for the option terms.

                            Option Grants in 1998(1)
                                Individual Grants


                                 Number of     Percent of                              Potential Realizable Value at
                                Securities    Total Options   Exercise                 Assumed Annual Rates of Stock
                                Underlying     Granted to      or Base                 Price Appreciation for Option
                                  Options    Employees in       Price     Expir.                  Term (2)
Name                            Granted (#)    Fiscal Year     ($/SH)      Date           5% ($)              10% ($)
----                            -----------    -----------     ------      ----           ------              -------
Thomas C. Foley                        6,250      2.76%         21.00      1/28/08        82,550              209,181
                                      12,500      5.52%         28.00      1/28/03             0               72,763

Michael L. Hurt                       12,500      5.52%         21.00      1/28/08       165,100              418,363
                                      25,000     11.03%         28.00      1/28/03             0              145,525

Carl R. Christenson                    2,500      1.10%         21.00      1/28/08        33,020               83,673
                                       5,000      2.21%         28.00      1/28/03             0               29,105

Michael H. Iversen                     2,000      0.88%         21.00      1/28/08        26,416               66,938
                                       4,000      1.76%         28.00      1/28/03             0               23,284

Willard C. Macfarland, Jr.             2,000      0.88%         21.00      1/28/08        26,416               66,938
                                       4,000      1.76%         28.00      1/28/03             0               23,284

Harold L. Coder, III                   2,000      0.88%         21.00      1/28/08        26,416               66,938
                                       4,000      1.76%         28.00      1/28/03             0               23,284


(1) The Company granted non-qualified options under the provisions of the 1996 Stock-based Incentive Compensation Plan. On January 29, 1998, 50,550 options with an option price of $21.00 per share and 101,100 options with an option price of $28.00 per share were granted. On August 1, 1998, 25,000 options with an option price of $17.88 per share and 50,000 options with an option price of $28.00 per share were granted. The options vest evenly over a three year period from the grant date. The options may be exercised as they vest.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Company's stock price.

Option Exercises in 1998

         The table which follows sets forth information concerning exercises of stock options during 1998 by each of the Named Officers and the value of each such officer's unexercised options as of January 1, 1999 based on a closing stock price of $12.06 per share of the Company's Common Stock on such date:

                 Aggregated Option Exercises in Last Fiscal Year
                      and Fiscal Year-End Option Values(1)


                                                                   Number of Securities          Value of Unexercised
                                    Shares                        Underlying Unexercised         In-the-Money Options
                                   Acquired                     Options at Fiscal Year End        at Fiscal Year End
                                      On             Value        (1/1/99) (Exercisable/        (1/1/99) (Exercisable/
                                   Exercise         Realized          Unexercisable)                Unexercisable)
Name                                 (#)            ($)                    (#)                           ($)
-----------------------------------------------------------------------------------------------------------------------
Thomas C. Foley                          0                0           6,250/31,270                      0/0

Michael L. Hurt                     57,236        1,068,527          12,500/62,500                      0/0

Carl R. Christenson                  3,797           70,026           6,086/18,336                 29,369/47,797

Michael H. Iversen                   5,625           64,048           5,313/16,812                 26,836/55,446

Willard C. Macfarland, Jr.               0                0           2,000/10,000                      0/0

Harold L. Coder, III                     0                0           7,900/17,050                 51,188/63,473


(1) The Company has not granted any Stock Appreciation Rights.


Supplemental Executive Retirement Plan

         Effective January 1, 1998, the Company adopted the Supplemental Executive Retirement Plan (the "Plan"), which is designed to offer additional retirement benefits to a select group of executive employees. Coverage under the Plan is limited to executives who have completed five years of service with the Company and whose benefits under the Retirement Savings and Investment Plan are limited because of restrictions imposed by the Internal Revenue Code on the amount of benefits that may be contributed on behalf of executive employees under that type of a tax-qualified plan.

         The Plan credits each participant's account with additional retirement contributions on December 31 of each year. Each year, the Company credits a participant's account with a contribution plus any earnings on contributions for prior years. The contributions are made using a "target benefit formula" which is intended to insure (but does not guarantee) that the value of a participant's account, at age 65, will equal the value of a single life annuity for 50% of the participant's final average earnings with the Company less the following amounts: (1) benefits under our tax-qualified retirement plan, (2) the participant's social security benefits and (3) a portion of any amount received by a participant from certain split-dollar life insurance policies that have been purchased for such participants.

         A participant is 25% vested in his or her account in the first year of participation in the Plan and vests ratably over the subsequent ten year period based on continued employment with us. A participant is entitled to a distribution of the vested portion of his or her account after the earliest of the following: (1) the participant's termination of employment (other than for Cause, as defined in the Plan), (2) the participant's death, (3) the participant's disability, (4) a Change of Control (as defined in the Plan) or
(5) termination of the Plan.

Executive Employment Contract

         The following sets forth a description of the executive employment contract which is in place for the individuals named in the Summary Compensation Table.

Michael L. Hurt

         Mr. Hurt's employment contract was effective on April 14, 1998 and provides that he will continue to serve as our President or other senior executive officer until December 31, 2002. The contract sets Mr. Hurt's annual salary at $265,000, which may be adjusted if we and Mr. Hurt agree to any such adjustment. Mr. Hurt's employment contract further provides that he will be entitled to participate in all employee benefit plans or programs that are made available to our executive employees.

         If Mr. Hurt voluntarily terminates his employment with us without good reason or we terminate his employment for cause or because his performance does not satisfy the terms of his contract, Mr. Hurt will not be entitled to any payments or benefits beyond his last day of employment. If Mr. Hurt terminates his employment with us for good reason or he is terminated following a change of control, we will pay him $350,000 per year for the two year period following his termination. Finally, if we terminate Mr. Hurt's employment because we no longer need his services, we have agreed to continue his then-current compensation for a period of twenty-four months, provided that Mr. Hurt refrains from competing with us during that period. Mr. Hurt's contract also provides that Mr. Hurt is subject to noncompetition, nonsolicitation and confidentiality restrictions.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires the Company's directors, officers and persons who own more than 10% of a registered class of the Company's Common Stock to file reports about their beneficial ownership of the Company's Common Stock. All the directors and officers of the Company filed reports as required by Section 16(a) of the Exchange Act with respect to the fiscal year 1998 on a timely basis except for Mr. Williams who did not file timely reports as required in relation to dividend reinvestment transactions in January, April, July, August and October 1998 which resulted in the acquisition of 16.4 shares.

REPORT OF THE COMPENSATION COMMITTEE REGARDING COMPENSATION

                  Executive Compensation Program. The Company's executive compensation program is designed to attract and retain highly-qualified executives and to motivate them to contribute to the Company's goals and objectives and its overall financial success. The Board believes that executives should have a greater portion of their compensation at risk than other employees, and that compensation should be tied directly to the performance of the business. Compensation for the Company's executives consists of both cash and equity-based compensation. In determining executive compensation, the Compensation Committee reviews and evaluates information supplied by management and bases decisions on management recommendations as well as on the Company's performance and on the individual's contribution and performance.

                  Salary. The Compensation Committee reviews the salary of each executive officer in relation to previous salaries, personal performance, salaries of executive officers in the industry and general economic conditions. The salaries are set at levels intended to motivate and retain highly qualified executives whom the Board believes are important to the continued success of the Company.

                  Bonuses. The Company's annual incentive payments to executive officers are intended to encourage and reward excellent individual performances by managers who make significant contributions to the Company's financial success. During 1998 an executive officer could earn bonus compensation based in part upon achievement by the Company of certain financial performance objectives and in part by achievement of individual operating objectives designed to enhance future performance by the Company. For 1998, the Company did not meet its performance objectives and as a result no bonus compensation was paid to executives on that basis. However, individual operating objectives were met by each of Messrs. Iversen, Christenson, Macfarland, and Coder and as a result each such executive was paid bonus compensation.

                  Incentive Stock Options. The Company grants stock options to provide long-term incentives for the executive officers. The option grants under the 1996 Stock Based Incentive Compensation Plan are designed to better align the interests of the executive officers with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner and to remain employed by the Company. The number of shares subject to each option grant is based on the officer's level of responsibility and relative position within the Company.

                  1998 Compensation of Chairman and President

                  Chairman

                  The Compensation Committee determined the 1998 compensation for Mr. Foley in accordance with the guidelines described above. Mr. Foley's salary increased in 1998 from $272,917 to $288,750 based upon an evaluation of his personal performance and the Company's financial performance, as well as a cost of living increase. No specific weighting was assigned to these factors in determining the base salary increase. Mr. Foley earned a bonus of $165,000 based on his achievement of certain personal operating objectives designed to enhance future long-term performance of the Company including his strategic direction of the Company and his active participation in the two acquisitions completed by the Company in 1997. The decrease in his bonus from $300,000 in 1997 was based upon the failure of the Company to meet its performance objectives.

                  President

                  The Compensation Committee determined the 1998 compensation for Mr. Hurt in accordance with the guidelines described above. Mr. Hurt's salary increased in 1998 from $248,333 to $263,750, based upon an evaluation of his personal performance and the Company's financial performance, as well as a cost of living increase. No specific weighting was assigned to these factors in determining the base salary increase. Mr. Hurt earned a bonus of $165,000 based upon his achievement of certain personal operating objectives designed to enhance future long-term performance of the Company including the achievement of certain return on investment performance objectives and the cost-reduction programs put in place by Mr. Hurt during 1997 . The decrease in his bonus from $300,000 in 1997 was based upon the failure of the Company to meet its performance objectives and upon the determination by the Committee that a larger portion of Mr. Hurt's compensation should be in the form of equity interest in order to more closely link his management of the Company with the interests of shareholders.

                  Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million limit on the deductibility of compensation paid to executive officers of public companies. The Compensation Committee believes that all of the compensation awarded to the Company's executive officers during 1998 is fully deductible in accordance with this limit.

         This report is respectfully submitted by the members of the Compensation Committee of the Company.


                                                       COMPENSATION COMMITTEE
                                                         Craig R. Stapleton
                                                        Jean-Pierre L. Conte

PERFORMANCE GRAPH

                                  Comparison of
                         Cumulative Total Returns Among
                     TB Wood's, Russell 2000, and Peer Group

--------------------------------------------------------------------------------

  220...........................................................................

  210...........................................................................
                                                   +
  200...........................................................................

  190..............................................#............................

D 180...........................................................................
O                                                                     +
L 170...........................................................................
L
A 160...........................................................................
R
S 150...........................................................................

  140...........................................................................
                              +                   *
  130.................................................................*.........

  120...........................................................................

  110.........................*.......................................#.........

  100#*+........................................................................
                              #
    90..........................................................................

--------------------------------------------------------------------------------
      2/8/96               1/3/97               1/2/98               1/1/99

              # = TBW        * = Russell 2000     + = Peer Group

No published industry index accurately mirrors the Company's business. Accordingly, the Company has created a special peer group index ("Peer Group") of companies operating in the power transmission or mechanical manufacturing industries. The Peer Group includes the following: Baldor Electric Company; Bridgeport Machines, Inc.; Franklin Electric Co., Inc.; MagneTek, Inc.; Kollmorgen Corp.; and Regal-Beloit Corporation.


INDEPENDENT AUDITORS

         Arthur Andersen LLP was the auditor for the 1998 fiscal year and has been selected as the Company's auditor for the 1999 fiscal year. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


VOTING

         The holders of a majority of the outstanding shares of Common Stock must be present in person or by proxy to constitute a quorum. When a quorum is present at the Annual Meeting, the affirmative vote of the holders of a plurality of the shares represented at the Annual Meeting or any adjournment thereof which actually vote is required to elect directors and the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting is required to act on any other matters properly brought before the meeting. Shares represented by (i) proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors, (ii) proxies which are marked to deny discretionary authority on other matters, and (iii) broker non-votes will be counted for the purpose of determining the number of shares represented at the meeting but will not be counted as voting.

STOCKHOLDER PROPOSALS

         Any stockholder proposals submitted for inclusion in the Company's Proxy Statement and proxy for the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company at the address appearing on the front page of this proxy statement no later than December 3, 1999, and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Any stockholder proposal submitted to the Company for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting of Stockholders after February 15, 2000 is considered untimely. In addition, any stockholder intending to present a proposal for consideration at the 2000 Annual Meeting of Stockholders must comply with certain provisions of the Company's Certificate of Incorporation and Bylaws.

ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                 [Front of Card]

                              TB Wood's Corporation

         This proxy is solicited by the Board of Directors of TB Wood's Corporation for the Annual Meeting of Stockholders on April 27, 1999.

         The undersigned Stockholder of TB Wood's Corporation (the "Corporation"), hereby revoking any contrary proxy previously given, hereby appoints Thomas C. Foley, Michael L. Hurt, and David H. Halleen or any one of them (with full power to act alone and to designate substitutes and to make revocations) attorneys and proxies of the undersigned, with authority to vote and act with respect to all shares of common stock of the Corporation which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders, to be held on April 27, 1999, at 10:00 a.m. at the Hilton New York & Towers, 1335 Avenue of the Americas, New York City, New York, and any adjournments thereof, with all the powers the undersigned would possess if personally present, upon the matter noted on the reverse and upon such other matters as may properly come before the meeting. The shares represented by this proxy shall be voted as follows:

                       (To be signed on the reverse side)

--------------------------------------------------------------------------------

                              TB WOOD'S CORPORATION

                                 [Back of Card]

/ X / Please mark your
      votes as in this
      example.

                         FOR the foregoing               WITHHOLD AUTHORITY
                              nominee              to vote for foregoing nominee

1.  To elect                   /  /                         /  /
     Thomas C. Foley
     as Director of the
     First Class



This proxy confers authority to vote "FOR" the proposal listed unless otherwise indicated. If any other business is transacted at said meeting, this proxy shall be voted in accordance with the judgment of the proxies. The Board of Directors recommends a vote "FOR" the listed proposal.

This proxy is solicited on behalf of the Board of Directors of TB Wood's Corporation and may be revoked prior to its exercise.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

______________________________________   Dated: _______________, 1999  _________________________________ Dated: ______________, 1999
   SIGNATURE(S) OF STOCKHOLDER                                             SIGNATURE(S) OF STOCKHOLDER
NOTE: Signature(s) should follow exactly the name(s) on the stock certificate. Executor, administrator, trustee or guardian should sign as such. If more than one trustee, all should sign. ALL JOINT OWNERS MUST SIGN.